Filed Pursuant to Rule 424(b)(3)
Registration Nos.:  333-166320 and 333-166321

CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
CAMPBELL GLOBAL TREND FUND, L.P.

SUPPLEMENT DATED OCTOBER 1, 2011 TO THE
PROSPECTUS AND DISCLOSURE DOCUMENT DATED MAY 2, 2011

This Supplement, which supersedes the Supplement dated June 15, 2011, updates certain information relating to Campbell & Company, Inc., contained in the Prospectus and Disclosure Document dated May 2, 2011, as supplemented from time-to-time (the “Prospectus”) of Campbell Strategic Allocation Fund and Campbell Global Trend Fund, L.P. (the “Funds”).  All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in either of the Funds should review carefully the contents of both this Supplement and the Prospectus.

1.	Stephen C. Roussin is now the President and Chief Executive Officer of Campbell & Company, Inc.

2.	Theresa D. Becks, formerly Chief Executive Officer of Campbell & Company, Inc., will continue to be a Director on the firm’s Board of Directors.

3.	Thomas P. Lloyd is now the General Counsel and Executive Vice President – Legal and Compliance and Secretary of Campbell & Company, Inc.

4.	The biography of Stephen C. Roussin as set forth in the Supplement dated June 15, 2011 is hereby amended and replaced in its entirety with the following:

Stephen C. Roussin, born in 1963, joined Campbell & Company in June 2011 as President and has served as the President and Chief Executive Officer since October 2011. Mr. Roussin became the President in June 2011 and the President and Chief Executive Officer in October 2011 of Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell & Company, a registered commodity trading advisor and an SEC registered investment adviser. Mr. Roussin became the President in June 2011 and has served as a Director and President and Chief Executive Officer since October 2011 of Campbell Financial Services, Inc., a registered broker-dealer with the SEC and FINRA member. Mr. Roussin has served since September 2011 as Trustee, President and Chief Executive Officer of The Campbell Multi-Strategy Trust, a registered investment company. In October 2011, Mr. Roussin was appointed President of Campbell & Company International Bahamas Limited, an international business company incorporated in The Bahamas which invests in international investment opportunities. Mr. Roussin was employed by UBS Wealth Management Americas, a wealth management division of a global financial services company, as Managing Director, Head of Investment Solutions, where he was responsible for several business units and functional teams from September 2004 to November 2009, after which he had a hiatus in employment until taking the position with Campbell & Company. From June 1997 to June 2004 Mr. Roussin served as President and Chief Operating Officer of New York Life Investment Management LLC, an investment management firm and a subsidiary of New York Life Insurance Company, where he was responsible for managing a senior team of investment management professionals, after which he had a hiatus in employment until taking the position with UBS Wealth Management Americas.   From  June 1994 to June 1997 Mr. Roussin was employed by Smith Barney Inc., an SEC registered broker-dealer and subsidiary of the Travelers Group Inc., as a Senior Vice President, where he was responsible for numerous product management functions supporting proprietary and non-proprietary funds offerings, offshore products, marketing, shareholder services, and program development. From July 2007 to October 2008, Mr. Roussin was listed as a Principal of UBS Fund Advisor, L.L.C., a UBS affiliate and an SEC registered investment adviser. From March 2008 to October 2008, Mr. Roussin was also an NFA Associate Member and Associated Person of UBS Fund Advisor, L.L.C. Mr. Roussin became registered as an Associated Person and listed as a Principal and NFA Associate Member of Campbell & Company effective October 18, 2011, July 8, 2011 and October 18, 2011, respectively. Mr. Roussin became registered as an Associated Person and listed as a Principal and NFA Associate Member of Campbell & Company Investment Adviser LLC effective October 20, 2011, July 8, 2011 and October 20, 2011, respectively.

4.           The biography of Theresa D. Becks and Thomas P. Lloyd as set forth on pages 30 through 32 of the Disclosure Document are hereby amended and replaced in its entirety with the following:

Theresa D. Becks, born in 1963, joined Campbell & Company in June 1991 and has served as a Director since January 1994. Ms. Becks’ previous roles at Campbell & Company include Secretary from May 1992 until October 2011, President from April 2007 until June 2011, Chief Executive Officer from April 2007 until October 2011, and Chief Financial Officer and Treasurer until July 2008. Ms. Becks served as the Chief Executive Officer of Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell & Company, a registered commodity trading advisor and an SEC registered investment adviser from April 2007 until October 2011, and was President from April 2007 until June 2011; she previously served as Chief Financial Officer, Treasurer and Assistant Secretary commencing December 2005. Ms. Becks served from April 2007 until September 2011 as Trustee, President and Chief Executive Officer of The Campbell Multi-Strategy Trust, a registered investment company; she previously served as Treasurer, Chief Financial Officer and Assistant Secretary commencing June 2005. From May 2010 until October 2011, Ms. Becks served as President of Campbell & Company International Bahamas Limited, an international business company incorporated in The Bahamas which invests in international investment opportunities. From April 2009 until October 2011, Ms. Becks served as a Director and Chief Executive Officer of Campbell Financial Services, Inc., a registered broker-dealer with the SEC and FINRA member; she previously served as President from April 2009 until June 2011, and was Vice President, Chief Financial Officer, Secretary and Treasurer from March 1997 to April 2009. Ms. Becks served as a member of the Board of Directors of the Managed Funds Association from November 2002 to November 2006. Ms. Becks is a C.P.A. and has a B.S. in Accounting from the University of Delaware. Ms. Becks became registered as an Associated Person and listed as a Principal and NFA Associate Member of Campbell & Company effective May 7, 1999, March 10, 1993 and April 21, 1999, respectively. Ms. Becks became registered as an Associated Person and listed as a Principal and NFA Associate Member of Campbell & Company Investment Adviser LLC effective December 14, 2005, December 12, 2005 and December 14, 2005, respectively.

Thomas P. Lloyd, born in 1959, joined Campbell & Company in September 2005 as General Counsel and Executive Vice President – Legal and Compliance. In this capacity, he is involved in all aspects of legal affairs, compliance and regulatory oversight. Since April 2007, Mr. Lloyd has also overseen Campbell & Company’s fund administration function. In October 2011, Mr. Lloyd was also appointed Secretary of Campbell & Company.  Mr. Lloyd is also, since September 2005, the Secretary, Chief Compliance Officer and Assistant Treasurer of both Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell & Company, a registered commodity trading advisor and an SEC registered investment adviser, and The Campbell Multi-Strategy Trust, a registered investment company, and since May 2010, Secretary of Campbell & Company International Bahamas Limited, an international business company incorporated in The Bahamas which invests in international investment opportunities. Since October 2009, Mr. Lloyd has served as a Director and Vice President, Chief Compliance Officer and Secretary of Campbell Financial Services, Inc., a registered broker-dealer with the SEC and FINRA member. From July 1999 to September 2005, Mr. Lloyd was employed by Deutsche Bank Securities Inc. (“DBSI”), a broker/dealer subsidiary of a global investment bank, in several positions, including Managing Director and head of the legal group for Deutsche Bank Alex. Brown, the Private Client Division of DBSI. Mr. Lloyd holds a B.A. in Economics from the University of Maryland, and a J.D. from the University of Baltimore School of Law. Mr. Lloyd is a member of the Bars of the State of Maryland and the United States Supreme Court. Mr. Lloyd became registered as an Associated Person and listed as a Principal and NFA Associate Member of Campbell & Company effective August 30, 2010, October 20, 2005 and August 30, 2010, respectively. Mr. Lloyd became listed as a Principal of Campbell & Company Investment Adviser LLC effective December 12, 2005.

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All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
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THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.
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CAMPBELL & COMPANY, INC.
General Partner of both Funds